Exhibit 10.1

Payments to Directors

Torchmark Corporation’s directors are compensated on the following basis:

1.	Directors who are not officers or employees of the Company or one of its subsidiaries (Outside Directors) will receive annual cash compensation of $85,000 per year, paid quarterly. This change is effective July 1, 2010 and prorated payments will be made thereunder to Outside Directors in 2010. If a timely advance election is made for 2011 and succeeding years, these directors may elect instead to defer this compensation to an interest-bearing account or to receive an equivalent amount of restricted stock, restricted stock units or market value non-qualified stock options. Fees for attendance at Board and Board Committee meetings ($2,000 for physically-attended meetings and $500 for teleconferences) will not be paid after July 1, 2010. The Outside Directors already do not receive any fees for the execution of written consents in lieu of Board or Board Committee meetings. They do receive reimbursement for their travel and lodging expenses if they do not live in the area where a meeting is held.

2.	Effective July 1, 2010, the Outside Directors who chair the Audit Committee, the Compensation Committee and the Governance and Nominating Committee will receive increased annual Committee Chair retainers of $20,000 to the Audit Committee Chair (formerly $10,000), $10,000 to the Compensation Committee Chair (formerly $5,000) and $10,000 to the Governance and Nominating Committee Chair (formerly $5,000), payable in quarterly installments and on a prorated basis for 2010. Also effective July 1, 2010, members of the Audit Committee (including the member serving as the Audit Committee Chair) will receive an annual Audit Committee Member Retainer of $7,500, payable quarterly on a prorated basis for 2010.

3.	The Outside Director serving as the Lead Director of the Company will receive an additional annual retainer of $25,000, payable in quarterly installments which will be paid on a prorated basis for 2010 service.

4.	Effective January 1, 2011, Outside Directors will receive annually $85,000 of compensation required to be taken in equity, either in the form of restricted stock, restricted stock units (RSUs) or market value non-qualified stock options, based upon a timely-made advance election. Such stock options, restricted stock and RSUs will become fully exercisable or fully vested, as the case may be, six months from their award date. Restricted stock carries full voting and dividend rights from its initial award date. RSUs, while not issued as shares until a director’s retirement from the Board, carry the right to dividend equivalents from the award date payable in additional RSUs which are fully vested when issued but are also not issued as shares until the director’s retirement. Stock options, which have an exercise price equal to the NYSE market closing price of Company common stock on the grant date, will have a seven year term.

5.	Directors who are employees of the Company or its subsidiaries receive no compensation for Board service.